Exhibit 99.1

CSP Inc.’s Momentum Increased During Fiscal Third Quarter as Revenue Grows 33% Compared to the Prior Year Fiscal Third Quarter

Latest Product Launch, of ARIA Zero Trust PROTECT (AZT PROTECT™), is Generating Considerable Attention from Industry Leaders

Patented AI Technology Protects Critical Operational Technology Environments from Growing Cybersecurity Threats; Sales will Contribute to Growth of High Performance Product Business

LOWELL, Mass., August 9, 2023 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the third quarter of fiscal 2023 ended June 30, 2023. The fiscal 2023 third quarter revenue grew 33% compared to the same prior year quarter. The Company also announced that the Board of Directors declared a quarterly dividend of $0.04 per share payable September 12, 2023, to shareholders of record on the close of business on August 23, 2023.

Fiscal Third Quarter Operating Highlights and Recent Achievements

●	Third quarter revenue performance benefitted from the conversion of product backlog
●	Technology Solutions (TS) sales increased $3.8 million, or 30%, compared to the year ago fiscal third quarter
●	Total gross profit increased approximately $1.0 million, or 19%, compared to the year ago fiscal third quarter
●	Launched ARIA Zero Trust PROTECT, a revolutionary new AI approach to protect critical Operational Technology environments from growing cybersecurity threats

“Our fiscal third quarter revenue performance was driven by the continued outperformance of our TS business, reaffirming our strategy to dedicate significant resources to this segment over the past couple of years,” commented Victor Dellovo, Chief Executive Officer. “While we expect our TS business to continue to grow, we also believe our newest product launch, ARIA Zero Trust Protect, will be a growth driver for the High Performance Product (HPP) business in the coming years. The advanced and patented AI-driven technology is garnering interest from industry leaders, renewing our belief and giving us greater confidence that it will be a game-changer and allow the HPP business to be a key revenue and margin contributor in the coming years. We had over 15 ARIA customers prior to the launch of AZT and we envision it is going to accelerate adoption and generate revenue. As we move through the fiscal 2023 fourth quarter and start fiscal 2024, we believe the success, reliability and consistency of the TS business will be complemented by the HPP business, primarily as the buzz being generated from the AZT Protect converts to orders, positioning us to significantly expand revenue and gross margin in fiscal 2024 and well beyond.”

2023 Fiscal Third Quarter Results

Revenue for the fiscal 2023 third quarter was $17.7 million, a 33% increase compared to $13.3 million in the year ago fiscal third quarter. The Company continued to convert a portion of its backlog to revenue during the quarter and continues to successfully navigate the current economic environment to enhance its business opportunities. Gross profit for the fiscal third quarter was $5.9 million, or 33% of sales compared to $5.0 million, or 37% of sales in the year ago fiscal third quarter. While the Company continues to focus on generating higher margins on its products and services, there were several large product sales during the quarter, which caused a decrease in the gross profit as a percentage of sales. Despite the decrease in gross profit as a percentage of sales, there was still a significant increase in total gross profit.

The Company had a tax benefit of $1.7 million from the release of the valuation allowance against the Company’s deferred tax assets. The Company has determined that it is more likely than not that  substantially all of its net deferred assets in the U.S. jurisdiction will be utilized and thus the associated valuation allowance was released.

Exhibit 99.1

As a result, the Company reported net income of $2.5 million in the fiscal 2023 third quarter, or $0.52 per diluted common share compared to net income of $0.7 million, or $0.15 per diluted common share for the fiscal third quarter of 2022.

Fiscal Year 2023 Nine Month Results

Revenue for the nine months ended June 30, 2023 was $49.3 million, a 31% increase compared to revenue of $37.7 million in the same prior year period. Gross profit for the fiscal nine months ended June 30, 2023 was $16.7 million, or 34% of sales, compared to $12.8 million, or 34% of sales. The Company reported net income of $3.8 million, or $0.80 per diluted common share in the nine months ended June 30, 2023, compared to net income of $0.5 million, or $0.11 per diluted common share for the fiscal nine months ended June 30, 2022. A tax benefit of $1.5 million contributed to net income due to the release of the valuation allowance against the Company’s deferred tax assets.

The Company had cash and cash equivalents of $13.8 million as of June 30, 2023, compared to cash and cash equivalents of $24.0 million as of September 30, 2022. The lower amount is primarily due to a large financing customer sale recognized in the fourth quarter of fiscal year 2022 but the cost was paid for in the first quarter of fiscal year 2023. Additionally, in fiscal year 2023 the Company moved cash into investments classified as held-to-maturity and as of June 30, 2023 held $2.4 million, which are not included in cash and cash equivalents. Subsequent to June 30,2023, significant cash flow has been generated through the payment of receivables including payments from financing sales provided to customers prior to fiscal year 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, August 9, 2023, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/48899.  Individuals may also listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011  and use the Participant Access Code: 251330  when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, we also believe our newest product launch, ARIA Zero Trust Protect, will be a growth driver for the High Performance Product (HPP) business in the coming

Exhibit 99.1

quarters and years, we are cautiously optimistic the HPP business will be a growing contributor as the fiscal year progresses.  As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we move through the fiscal fourth quarter and expectation for fiscal 2024, and we believe the success, reliability and consistency of the TS business will be complemented by the HPP business, primarily as the buzz being generated from the AZT Protect converts to orders, positioning us to significant expand revenue and gross margin in fiscal 2024.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2023	September 30, 2022

Assets
Current assets:
Cash and cash equivalents	$13,848	$23,982
Investments - held-to-maturity	2,351	—
Accounts receivable, net	23,523	22,993
Inventories	4,182	4,372
Other current assets	4,605	8,110
Total current assets	48,509	59,457
Property, equipment and improvements, net	603	647
Operating lease right-of-use assets	1,101	1,160
Long-term receivable	8,361	7,412
Other assets	9,029	6,386
Total assets	$67,603	$75,062

Liabilities and Shareholders’ Equity
Current liabilities	$19,281	$30,182
Pension and retirement plans	1,210	1,337
Operating lease liabilities	600	623
Notes Payable	—	449
Other non-current liabilities	2,285	3,508
Shareholders’ equity	44,227	38,963
Total liabilities and shareholders’ equity	$67,603	$75,062

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Sales:
Product	$12,934	$8,438	$36,143	$25,375
Services	4,774	4,888	13,178	12,301
Total sales	17,708	13,326	49,321	37,676

Cost of sales:
Product	9,960	6,548	27,311	20,090
Services	1,821	1,804	5,276	4,798
Total cost of sales	11,781	8,352	32,587	24,888

Gross profit	5,927	4,974	16,734	12,788

Operating expenses:
Engineering and development	741	884	2,435	2,228
Selling, general and administrative	4,611	4,071	12,123	10,961
Total operating expenses	5,352	4,955	14,558	13,189

Operating income (loss)	575	19	2,176	(401)

Other income (expense), net	247	676	132	903

Income before income taxes	822	695	2,308	502

Income tax (benefit) expense	(1,692)	11	(1,488)	28

Net income	$2,514	$684	$3,796	$474
Net income attributable to common shareholders	$2,355	$646	$3,564	$450

Net income per share - basic	$0.53	$0.15	$0.82	$0.11
Weighted average shares outstanding – basic	4,413	4,280	4,366	4,251

Net income per share - diluted	$0.52	$0.15	$0.80	$0.11
Weighted average shares outstanding net income - diluted	4,516	4,283	4,435	4,265